PRESS RELEASE

DATED FEBRUARY 1, 2007

Exhibit 99.0

Quality Systems, Inc. Announces Cash Dividend and Implements Regular Dividend

IRVINE, Calif.--(BUSINESS WIRE)--Feb. 1, 2007--Quality Systems, Inc. (NASDAQ:QSII - News) announced today that the Company’s Board of Directors declared a cash dividend of One Dollar ($1.00) per share on the Company’s outstanding shares of Common Stock, payable to shareholders of record as of February 13, 2007 with an anticipated distribution date of February 28, 2007; and adopted a policy whereby the Company intends to pay a regular quarterly dividend of twenty-five cents ($0.25) per share on the Company’s outstanding shares of Common Stock commencing with conclusion of the Company’s first fiscal quarter of 2008 (June 30, 2007) and continuing each fiscal quarter thereafter, subject to further review and approval and establishment of record and distribution dates by the Board prior to the declaration of each such quarterly dividend. Questions concerning the cash dividends will be addressed during the QSI earnings call reviewing third-quarter performance.

About Quality Systems

Quality Systems, Inc. and its NextGen Healthcare Information Systems subsidiary develop and market computer-based practice management, patient records, and connectivity applications for medical and dental group practices. Visit www.qsii.com and www.nextgen.com for additional information.

This news release may contain forward-looking statements within the meaning of the federal securities laws. Statements regarding future events, developments, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue and net income), are forward-looking statements within the meaning of these laws and involve a number of risks and uncertainties, including, among others, a legally available source of funds for the payment of future dividends and the possibility that the Board of Directors in the exercise of its fiduciary duty may cancel one or more future dividend payments following a determination that the dividend payment is not in the best interest of the Company and its shareholders. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Quality Systems, Inc.

Louis Silverman, 949-255-2600

www.qsii.com

or

CCG Investor Relations

William F. Coffin or Sean Collins, 818-789-0100

www.ccgir.com